Exhibit 99.1

COMMUNITY HEALTH SYSTEMS APPOINTS KEVIN HAMMONS CHIEF EXECUTIVE OFFICER

AND JASON JOHNSON CHIEF FINANCIAL OFFICER

FRANKLIN, Tenn. (December 10, 2025) – Community Health Systems, Inc. (NYSE: CYH) (the “Company” or “CHS”) announced today that the Company’s Board of Directors has appointed Kevin Hammons to chief executive officer and Jason Johnson to chief financial officer, effective immediately. Hammons and Johnson have been serving in these roles on an interim basis since October 1, 2025. Hammons was also appointed to serve as a member of the Board.

“I’m honored to lead the CHS team during a time when we see significant opportunities to advance clinical services, quality and patient care, deeply engage with employees and physicians, and create lasting value for all of our communities and stakeholders,” said Kevin Hammons, chief executive officer of Community Health Systems, Inc. “I’m fortunate to work with talented and committed leaders who share a strong desire to make the healthcare experience exceptional for our patients and each other, to grow our business, and to excel in every way.”

Echoing that sentiment, Jason Johnson, chief financial officer of Community Health Systems, Inc., said, “I’m also excited to serve CHS in this new role and during the next phase of the Company’s growth and advancement. As we continue to make meaningful progress across our operational and financial goals, we look forward to building more momentum in the year ahead and even greater confidence in the future of the Company.”

Hammons previously served as the Company’s chief financial officer since January 2020. He joined Community Health Systems in 1997, working in financial reporting roles. He was promoted to vice president and chief accounting officer in 2012, later becoming senior vice president. In 2017, he was named assistant chief financial officer and he served as treasurer from 2018 through 2019. Hammons’ various responsibilities have included overseeing accounting and financial reporting, SEC reporting, budgeting, capital market transactions, corporate finance and treasury management, and investor relations. Hammons also led the organization’s recent enterprise resource planning (ERP) implementation.

Johnson previously served as chief accounting officer, responsible for the Company’s SEC reporting, as well as overseeing various other accounting and financial reporting responsibilities. He joined Community Health Systems in 2012 as vice president and assistant corporate controller and was promoted to vice president, corporate controller in 2018. He was promoted again in 2019 to chief accounting officer.

Wayne T. Smith, chairman of the Board of Directors of Community Health Systems, Inc., said, “The Board is delighted to appoint these two proven leaders who can take the Company to the next level. Kevin and Jason both have a deep understanding of our company and the healthcare industry, unique perspectives that can accelerate growth and our strategic priorities, and they are both very highly regarded by their colleagues and industry peers. I am confident they will succeed and excel in their leadership roles.”

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 36 distinct markets across 14 states. The Company’s subsidiaries own or lease 69 affiliated hospitals with more than 10,000 beds and operate more than 1,000 sites of care, including physician

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Community Health Systems Appoints Kevin Hammons Chief Executive Officer

and Jason Johnson Chief Financial Officer

December 10, 2025

practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Media Contact:

Tomi Galin

Executive Vice President, Corporate Communications, Marketing and Public Affairs

(615) 628-6607

Investor Contacts:

Kevin Hammons

Chief Executive Officer

(615) 465-7000

Anton Hie

Vice President – Investor Relations

(615) 465-7012

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